Exhibit 23.3

[Letterhead of Dewey Ballantine LLP]

CONSENT OF COUNSEL

Dewey Ballantine LLP (the “Firm”) hereby consents to the filing of the form of opinion (the “Opinion”) of the Firm attached as Exhibit 8.1 to the Registration Statement on Form S-4 filed by PXRE Group Ltd., dated as of May 2, 2007, and any amendments or supplements thereto (the “Registration Statement”), and to the references to the Firm and to the Opinion in the Registration Statement. In giving this consent, the Firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission as promulgated thereunder.

/s/ DEWEY BALLANTINE LLP

New York, New York
June 8, 2007